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                                                                    Exhibit 3.19


                                     BYLAWS
                                       OF
                                   FMR, INC.

                                   ---------

                      Revised Effective December 15, 1987

                                   ARTICLE I.
                      Registered Office and other Offices

     The registered office of the Company in Minnesota shall be that set forth in the Articles of Incorporation or in the most recent amendment of the Articles of Incorporation or statement of the Board of Directors filed with the Secretary of State of Minnesota changing the registered office in the manner prescribed by law. The Company may have such other offices, within or without the State of Minnesota, as the Board of Directors shall, from time to time, determine.

                                  ARTICLE II.
                                   Directors

     Section 1. General Purposes. The business and affairs of the Company shall be managed by or shall be under the direction of the Board of Directors.

     In addition to all other powers necessary for the management of the Company, the Board of Directors shall have the power (a) to appoint, delegate responsibilities to, and remove officers, (b) to appoint, delegate responsibilities to and dissolve committees, in a manner provided in Minnesota Statutes, Section 302A.241, as amended from time to time, and (c) to appoint committees of disinterested persons to determine whether it is in the best interests of the Company to pursue a particular right or remedy and whether to cause the dismissal or discontinuance of a particular proceeding that seeks to assert a right or remedy on behalf of the Company. All Committees shall be subject at all times to the direction and control of the Board of Directors. Committee members need not be Directors.

     Section 2. Number of Directors. The Board of Directors shall consist of five (5) members, or a number of members as determined by the Shareholders from time to time.

     Section 3. Term. Directors shall serve for an indefinite term that expires at the next regular meeting of the Shareholders and until their successors are elected and have accepted.

     Section 4. Vacancies. Any vacancy occurring on the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors, even though less than a quorum, or by election at a meeting of the Shareholders. A Director elected to



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fill a vacancy shall hold office until a qualified successor is elected by the
Shareholders at the next regular meeting of the shareholders.

     Section 5. Decisions by the Board. The decisions of the Board of Directors shall be made by a majority of the Directors present at a meeting at which a quorum is present.

     Section 6. Meetings of the Board; Notice. Meetings of the Board of Directors may be called by any Director upon twenty-four (24) hours' notice. The notice shall state the date, time and place of the meeting, but need not state the purpose of the meeting. Notice may be waived orally or in writing before or after the time of such meeting and the attendance of a Director at the meeting shall be deemed to constitute waiver of notice.

     A conference among Directors by any means of communication through which the Directors may simultaneously hear each other during the conference constitutes a Board meeting, if the same notice is given of the conference as would be required by the first paragraph of this Section 6 for a meeting, and if the number of Directors participating in the conference would be sufficient to constitute a quorum at a meeting. Participation in a meeting by that means constitutes the presence in person at the meeting.

     Section 7. Quorum. A majority of the Directors shall constitute a quorum for the transaction of business; provided, however, that if any vacancies exist on the Board for any reason, the remaining Directors shall constitute a quorum for filling of such vacancies.

     Section 8. Absent Directors. A Director may give advance written consent or opposition to a proposal to be acted on at a meeting of the Board of Directors. If the Director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purpose of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting if the proposal acted upon at the meeting is substantially the same or has substantially the same effect as the proposal to which the Director has consented or objected.

     Section 9. Written Action. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting by a writing signed by the number of Directors that would be required to take the same action at a meeting of the Board at which all Directors were present.

     Section 10. Removal of Directors. A Director may be removed at any time, with or without cause, if: (i) the Director was named by the Board to fill a vacancy; (ii) the Shareholders have not elected Directors in the interval between the time of the appointment to fill a vacancy and the time of the removal;


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and (iii) a majority of the remaining Directors present affirmatively vote to remove the Director. Any one or all of the Directors may be removed at any time, with or without cause, by the Shareholders at a special meeting called for that purpose, in accordance with the provisions of Minnesota Statutes,
Section 302A.223, Subd. 4, as amended from time to time.

     Section 11. Compensation. The Board of Directors may fix the compensation of Directors.


                                  ARTICLE III.
                                   Officers

     Section 1. Designation of Officers. The Officers of this Company shall be a President (who shall be the Chief Executive Officer), one of more Vice Presidents, a Chief Operating Officer, and a Secretary/Treasurer (who shall be the Chief Financial Officer). The Board of Directors may elect or appoint such other officers as it deems necessary for the operation and management of the Company, each of whom shall have the powers, rights, duties, responsibilities and terms of office determined by the Board of Directors from time to time. Any number of offices or functions of the aforementioned Officers may be filled or exercised by the same person.

     Section 2. Election; Vacancies; Tenure. Officers shall be chosen by the Board of Directors and shall hold office at the pleasure of the Board of Directors. In the absence of an election or appointment of Officers by the Board of Directors, the person or persons exercising the principal functions of President or Treasurer are deemed to have been elected to those offices, except for the purpose of determining the location of the principal executive office, which shall be the registered office of the Company designated in the Articles of Incorporation.

     Section 3. Duties of President. The President shall be the Chief Executive Officer of the Company and shall have general management and control of the business and affairs of the Company, subject to the control by the Board of Directors. The President shall see that all orders and resolutions of the Board are carried into effect, and shall sign and deliver in the name of the Company all instruments pertaining to the business of the Company, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated by the Board of Directors to some other officer or agent of the Company. The President shall maintain records of, and, wherever necessary, certify all proceedings of the Board of Directors and of the Shareholders and shall perform such other duties as may be prescribed by the Board of Directors from time to time.

     Section 4. Duties of Vice Presidents. Any Vice President, if designated by the Board of Directors, may, during the absence




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or disability of the President, perform the duties and exercise the powers of
President, and shall perform such other duties as may be prescribed by the Board of Directors or the President from time to time.

     Section 5. Duties of Secretary/Treasurer. The Secretary/Treasurer shall attend the meetings of the Board of Directors and all meetings of the Shareholders and record all votes and keep minutes of all proceedings. The Secretary/Treasurer shall give, or cause to be given, notice of all meetings of the Shareholders and of the Board of Directors.

     The Secretary/Treasurer shall also be the Chief Financial Officer of the Company and shall keep accurate financial records for the Company and deposit all money, drafts and checks in the name of and to the credit of the Company in the banks and depositories designated by the Board of Directors. The Secretary/Treasurer shall endorse for deposit all notes, checks and drafts received by the Company as ordered by the Board of Directors, making proper vouchers therefor, and disburse corporate funds and issue checks and drafts in the name of the Company, as ordered by the Board of Directors. The Secretary/Treasurer shall render to the President and to the Board of Directors, whenever requested, an account of all transactions by the Secretary/Treasurer and of the financial condition of the company, and shall perform all other duties as may be prescribed by the President or by the Board of Directors.

     Section 7. Delegation of Authority. An Officer elected or appointed by the Board of Directors may delegate some or all of the duties or powers of such office to other persons.

     Section 8. Salaries. The salaries of all officers shall be fixed by the Board of Directors and the fact that any officer is a director shall not preclude him from receiving a salary or from voting upon the resolution providing for the same.

     Section 9. Contracts. Except as otherwise provided by the Board of Directors from time to time, all formal contracts of this Company shall be executed on its behalf by the President.

                                  ARTICLE IV.
                                Indemnification

     Section 1. Indemnification. This Company shall indemnify all persons made or threatened to be made a party to a proceeding by reason of the former or present official capacity of that person to the full extent provided under the applicable provisions of Minnesota Statutes, Section 302A.521, as amended from time to time.

     Section 2. Advances. Upon receiving a written request for payment of expenses and a written affirmation of a good faith belief from the officer or director that he is entitled to

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indemnification, the Company shall pay reasonable expenses, including attorney's fees and disbursements, incurred by an officer or director in defending himself in proceedings challenging his actions on behalf of the Company.

     Section 3. Insurance. The Board of Directors may authorize the purchase and maintenance of such insurance as it may deem necessary or prudent on behalf of a person in that person's official capacity against any liability asserted against and incurred by the person in or arising from that capacity, whether or not the Company would have been required to indemnify the person against the liability under the provisions of Minnesota Statutes, Section 302A.521, as amended from time to time.

                                   ARTICLE V.
                                     Shares

     The shares of this Company shall be uncertificated.

                                  ARTICLE VI.
                                  Fiscal Year

     The fiscal year of this Company shall begin on January 1 of each year and shall end on December 31.




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